Exhibit 99.1

D AND Z MEDIA ACQUISITION CORP. COMMON STOCK AND WARRANTS TO COMMENCE
TRADING SEPARATELY ON MARCH 18, 2021

ATLANTA, Mar. 15, 2021 /PRNewswire/ -- D and Z Media Acquisition Corp. (NYSE: DNZ.U) (the “Company”) today announced that the holders of the Company’s units may elect to separately trade the Class A common stock and warrants underlying the units commencing March 18, 2021. Those units that are not separated will continue to trade on the New York Stock Exchange (the “NYSE”), under the symbol “DNZ.U” and the Class A common stock and the warrants are expected to trade under the symbols “DNZ” and “DNZ WS,” respectively.

D and Z Media Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company's search for a target business is not limited to a particular industry or geographic region, it intends to initially focus on identifying a prospective target business in the media and education technology (ed-tech) sector. The Company's management team includes Betty Liu (Chairman, President, and CEO) and Mark Wiltamuth (CFO). The Company's sponsor is D and Z Media Holdings LLC, a Delaware limited liability company. Intercontinental Exchange (NYSE: ICE) and Navigation Capital Partners, Inc. are members of the Company's sponsor.

The units were initially offered by the Company in an underwritten offering. Goldman Sachs & Co. LLC served as book running manager and Loop Capital Markets LLC served as co-manager on the offering.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of common stock and warrants.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 25, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; or Loop Capital Markets LLC, 111 W. Jackson Boulevard, Suite 1901, Chicago, IL 60604, Attn: Equity Capital Markets, by telephone at 312-913-4900 or by emailing LoopECM@loopcapital.com.. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Alex Jorgensen, Prosek Partners, ajorgensen@prosek.com

D and Z Media Acquisition Corp., ir@dandzmedia.com